Exhibit 10.1

VIA EMAIL

Anshul Thakral

June 10, 2025
Re: Offer of Employment
Dear Mr. Thakral:
Fortrea Holdings Inc. (the “Company”) is pleased to extend an offer of employment to you (the “Executive”) as follows:
1.Employment Offer. On the terms and conditions set forth in this offer letter (the “Offer Letter”), and subject to Section 6, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3.
2.Term. The initial term of employment under this Offer Letter shall be for a period beginning on August 4, 2025 (the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Expiration Date”), unless sooner terminated as hereinafter set forth; provided that, on the Expiration Date and on the end of any extension period thereafter (each such date, a “Renewal Date”), the Offer Letter and the Executive’s employment may be extended upon the same terms and conditions (except for such terms and conditions that expire prior to any extension period), for such additional periods as determined by the Company and the Executive with the written agreement of both the Company and the Executive prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is the “Term” or the “Employment Period.” Any termination of the Executive’s employment upon the expiration of the Term shall not constitute a Qualifying Termination under the Fortrea Inc. Master Senior Executive Severance Plan (“Severance Plan”) and shall not constitute a termination by the Company without Cause or constitute Good Reason (each as defined below). The Executive’s employment shall terminate upon the expiration of the Term unless the parties shall at such time otherwise agree in writing.

3.Position and Duties.
a.Executive Positions. The Executive will serve as President and Chief Executive Officer (together, “CEO”). In such capacities, the Executive shall report to the Board of Directors of the Company (the “Board”) and perform the reasonable and lawful duties and responsibilities, consistent with the Executive’s position and experience, as the Board may from time to time assign to the Executive.
b.Location. The Executive’s primary office location shall be the New York, New York metropolitan area. Executive hereby represents that he has a dedicated space in his personal residence that will be used for the performance of his duties hereunder.
c.The Executive’s employment shall be subject to the policies maintained and established by the Company, as amended from time to time. The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Company and to do no act that would intentionally injure the business, interests, or reputation of the Company or its subsidiaries and affiliates. In keeping with these duties, Executive shall make full disclosure to the Board of all business opportunities pertaining to the business of the Company and shall not appropriate for Executive’s own benefit business opportunities that fall within the scope of the businesses conducted by the Company. Executive shall also devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company. Subject to the prior written approval of the Board, the Executive may serve on one other board of directors of another company. The Executive has previously disclosed to the Board, and the Board hereby approves, the Executive serving on one additional board of directors, which he is currently a member as of the Effective Date.
d.The Board will cause the Executive to be appointed to the Company’s Board. The Executive will serve in this capacity without additional compensation, and in advance of the expiration of each term as a director, in due course, and, subject to the annual approval of the applicable nominating committee of the Board in accordance with its duties and responsibilities, shall be nominated for re-election to the Board so long as Executive is then serving as CEO of the Company. The Executive agrees to offer to resign as a member of the Company’s Board immediately upon ceasing to serve as the CEO.
e.The Executive acknowledges that the Executive shall be subject to and must comply with the Company’s policy with respect to ownership of Company common stock as it may be in effect from time to time.
Fortrea Inc.
8 Moore Drive
Durham, NC, 27709
United States of America
fortrea.com

4.Compensation and Benefits.
a.Base Salary. Commencing on the Effective Date, the Company shall pay to the Executive a base salary at the initial rate of $1,100,000.00 per calendar year (the “Base Salary”), payable in substantially equal installments in accordance with the Company’s regular payroll and prorated for partial years of employment. The Base Salary shall be reviewed for increase by the Management Development and Compensation Committee of the Board (the “Compensation Committee”) no less frequently than annually during the customary annual review period for other senior executives and may be increased in the discretion of the Compensation Committee. The Executive’s Base Salary may not be decreased during the Employment Period other than pursuant to a like proportionate reduction of base salaries of other senior executives of the Company.
b.Equity Grants.
i.Inducement Equity Grants. As an inducement for the Executive to commence employment with Company, the Company shall grant the following equity awards to Executive:
(a)Sign-On RSU Grant. On, or as soon as administratively practicable after the Effective Date, the Company will grant the Executive an award of restricted stock units (“RSUs”) (the “Sign-On RSU Grant”) outside the Company’s 2023 Omnibus Incentive Plan (the “Omnibus Plan”) with an aggregate grant date fair value of approximately $6,250,000.00 (subject to rounding), using the average closing price of the Company’s common stock over the thirty (30) trading days immediately preceding the Effective Date to calculate the number of RSUs, provided that the number of RSUs granted will be no less than 1,250,000 and no more than 1,400,000. The terms of the Sign-On RSUs will be reflected in an award agreement which will provide that (i) one-third of the RSUs granted will vest on each of the first three anniversaries of the Effective Date, subject to the Executive’s continuous service to the Company through each such date and (ii) vesting shall accelerate as provided in the Company’s form of Restricted Stock Unit Agreement.
(b)Sign-On PSU Grant. On, or as soon as administratively practicable after the Effective Date, the Company will grant the Executive an award of performance shares (“PSUs”) outside the Omnibus Plan (the “Sign-On PSUs”) with an aggregate grant date fair value of approximately $6,250,000.00 (subject to rounding), using the average closing price of the Company’s common stock over the thirty (30) trading days immediately preceding the Effective Date to calculate the target number of PSUs, provided that the target number of PSUs to be granted will be no less than 1,250,000
Fortrea Inc.
8 Moore Drive
Durham, NC, 27709
United States of America
fortrea.com

and no more than 1,400,000. The terms of the Sign-On PSUs will be reflected in an award agreement which will provide that (i) the PSUs shall cliff vest on the third anniversary of the Effective Date, subject to the Executive’s continuous service to the Company through such date, (ii) the number of shares awarded shall be based on performance goals tied to Revenue and Adjusted EBITDA margin as provided in the Company’s 2025 form of PSU award agreement, except that the relative weighing of each performance year will be 20%/40%/40% and the goals for 2025 will be modified for the truncated 2025 performance year to provide for certain individual objectives; and (iii) in the event of an involuntary Separation from Service without Cause or voluntary Separation from Service for Good Reason (as such terms are defined in the award agreement), in either case within 24 months after the consummation of a Change in Control, if such separation occurs less than one year from the Effective Date, one-third (1/3rd) of the Sign-On PSUs will vest on the date of Separation from Service and, if such separation occurs on or after one year from the Effective Date, acceleration will be pro rata on a monthly basis (so that the number of Target Performance Shares (as such term is defined in the award agreement) vested is determined based on a fraction, the numerator of which is the number of full months that have elapsed since the Effective Date and the denominator of which is 36).
ii.2027 Annual Long-Term Incentive Equity Grants. Subject to approval of the Company’s Board or the applicable committee thereof, for the 2027 grant cycle, the Executive shall receive one or more awards of Company equity with an aggregate grant date fair value of approximately $2,500,000.00 (subject to rounding) each calendar year, consistent with the Company’s practice for determining such value, comprised of 50% RSUs and 50% PSUs which will have a maximum term of ten years, and, (A) in the case of the RSUs will vest and be settled in substantially equal installments on each of the first through third anniversaries of the date of grant and (B) in the case of the PSUs will vest on the same terms and conditions as the PSUs awarded to other senior executives in the Board’s unfettered discretion. The grants under this Section 4(b)(ii) shall be subject to the terms and conditions of the Omnibus Plan and form of award agreement. Any other equity awards will be determined by the Board or the applicable committee thereof.
i.2028 Annual Long-Term Incentive Equity Grant Subject to Company performance and the approval of the Company’s Board or the applicable committee thereof, beginning with the 2028 grant cycle, the Executive shall receive one or more awards of Company equity with a target aggregate grant date fair value that will place the Executive at least at the 75th percentile of the Company’s peer group, consistent with the Company’s practice for determining such value, comprised of 50% RSUs and 50% PSUs, and, (A) in the case of the RSUs will vest and be settled in substantially equal installments on each of the first through third anniversaries of the date of grant and (B) in the case of the PSUs will vest on the same terms and conditions as the PSUs awarded to other senior executives in the
Fortrea Inc.
8 Moore Drive
Durham, NC, 27709
United States of America
fortrea.com

Board’s unfettered discretion. The grants under this Section 4(b)(iii) shall be subject to the terms and conditions of the Omnibus Plan and form of award agreement. Any other equity awards will be determined by the Board or the applicable committee thereof. The grants under Section 4(b)(ii) and Section 4(b)(iii) are collectively referred to in this Agreement as the “LTI Grants.”
c.Annual Bonus. For each calendar year that ends during the Employment Period beginning with calendar year 2025, the Executive shall be eligible to receive an annual bonus pursuant to the Company’s management incentive bonus plan or any successor plan that is in effect from time to time (any such bonus, the “Incentive Bonus”). The Executive’s target Incentive Bonus amount for a particular calendar year shall equal 150% of the Executive’s Base Salary for that calendar year (the “Target Bonus Amount”); provided that the Executive’s actual Incentive Bonus payout for a particular calendar year shall be determined by the Compensation Committee in its sole and unfettered discretion taking into account performance objectives (which may include corporate and individual objectives initially established with respect to a particular calendar year by the Compensation Committee in consultation with the Executive paid on the same basis as similar awards held by the Company’s other senior executives who participate in the Company’s management incentive bonus plan or its successor,) and may be more or less than the Target Bonus Amount. For the calendar year 2025, the Executive’s Target Bonus Amount shall be prorated (calculated to be $687,500.00, which is the Target Bonus Amount for the entire 2025 calendar year multiplied by 5/12). The Target Bonus Amount shall be reviewed by the Compensation Committee no less frequently than annually during the customary annual review period for other senior executives and may be increased in the discretion of the Compensation Committee. Any such increase in the Target Bonus Amount shall constitute the “Target Bonus Amount” for purposes of this Offer Letter. Except as otherwise set forth herein, the Executive must be actively employed by the Company throughout the applicable bonus measurement period and shall not have given notice of termination other than for Good Reason (as set forth below), or been given notice by the Company of the termination of the Executive’s employment for Cause (as set forth below) where the circumstance giving rise to Cause or Good Reason is not cured, at any time during the applicable bonus measurement period to be eligible to receive the Incentive Bonus.
d.Employee Benefits. During the Employment Period, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time, that are generally made available to senior executives of the Company. The Company reserves the right to amend, modify, or cancel any employee benefit plans, practices, and programs, and any fringe benefits and perquisites at any time and without the consent of the Executive.
e.Clawback/Recoupment. Notwithstanding any other provisions in this Offer Letter to the contrary, any incentive-based compensation, including the Incentive Bonus, the Inducement Equity Grants, and the LTI Grants, or any other compensation, paid to the Executive pursuant to this Offer Letter or any other agreement or arrangement with the Company shall be subject to the terms of the Company’s Compensation Clawback Policy, as separately provided to the Executive,
Fortrea Inc.
8 Moore Drive
Durham, NC, 27709
United States of America
fortrea.com

and as the same may be amended from time to time or replaced by any successor Company policy, including to implement Section 10D of the Securities Exchange Act of 1934, as amended and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any applicable national securities exchange). Except as otherwise provided herein, all compensation provided to the Executive shall be in accordance with the Company’s compensation plans and policies.
5.Expenses. The Company shall reimburse the Executive for all expenses reasonably and actually incurred in accordance with the Company’s current policies promptly upon presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.
6.Termination of Employment.
a.Permitted Terminations. (x) This Offer Letter may be terminated by the Company prior to the Effective Date under the following circumstances: (i) the Executive’s death or Disability (as defined below), (ii) if an event that would constitute Cause, as defined below, had the Executive then been employed by the Company occurs, whether or not the Executive is then employed by the Company, or (iii) by the Company for any other reason, and for the avoidance of doubt none of the foregoing terminations shall constitute a Qualifying Termination under the Severance Plan. (y) The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:
i.Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.
ii.By the Company.
A.Disability. The Company may terminate the Executive’s employment if the Executive is unable to perform each of the essential duties of the Executive’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months (a “Disability”). The Executive agrees, in the event of any dispute as to whether a Disability exists, and if requested by the Company, to submit to a physical examination by a licensed physician selected by mutual consent of the Company and the Executive, the cost of such examination to be paid by the Company. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied to comply with the Americans with Disabilities Act (to the extent applicable) and any applicable state or local laws Any termination for Disability shall not constitute a Qualifying Termination under the Severance Plan; or
Fortrea Inc.
8 Moore Drive
Durham, NC, 27709
United States of America
fortrea.com

B.With or without Cause. The Company may terminate the Executive's employment for Cause or without Cause. If the Company terminates the Executive's employment for Cause, the Company shall not be required to give advance notice. If the Company terminates the Executive’s employment without Cause, the Company shall provide written notice to the Executive at least 30 days prior to the Date of Termination. For purposes of this Offer Letter (including, but not limited to, the Inducement Equity Grants and LTI Grants), “Cause” shall have the meaning in the Severance Plan.
iii.By the Executive. The Executive may terminate this Offer Letter for any reason prior to the Effective Date and may terminate the Executive’s employment for any reason (including Good Reason) or for no reason during the Employment Period. If the Executive terminates the Executive’s employment without Good Reason, then the Executive shall provide written notice to the Company at least 30 days prior to the Date of Termination, provided that the Company may, in its sole discretion, waive the provision of all or any portion of the notice period and immediately terminate the Executive, which termination shall not be deemed a termination without Cause or constitute grounds for termination for Good Reason.
For purposes of this Offer Letter (including, but not limited to, the Inducement Equity Grants and the LTI Grants), “Good Reason” shall have the meaning in the Severance Plan.
Notwithstanding the foregoing, “Good Reason” shall not include (i) a reduction in Base Salary where such reduction is pursuant to a like proportionate reduction of base salaries of other senior executives of the Company; (ii) the Executive’s failure to be re-elected to the Company’s Board by the Company’s shareholders provided the Company’s Board nominates the Executive for re-election to the Company’s Board; or (iii) the end of the Executive’s employment at the expiration of the Term. In order to invoke a termination for Good Reason, the Executive’s termination must occur within 90 days after the occurrence of the Good Reason and after the Company has received notice of the Good Reason event and failed to cure within 30 days after receiving such notice. Otherwise, such termination shall be considered voluntary termination without Good Reason.
For purposes of this Offer Letter, “Date of Termination” means if this Offer Letter or the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; if this Offer Letter or the Executive’s employment is terminated because of the Executive’s Disability, 30 days after Notice of Termination is given by the Company; or if the Executive’s employment is terminated by the Company for any other reason or by the Executive pursuant to Section 6(a)(y)(iii), the date specified in the Notice of Termination. Notwithstanding any provision of this Offer Letter to the contrary, for purposes of any provision of
Fortrea Inc.
8 Moore Drive
Durham, NC, 27709
United States of America
fortrea.com

this Offer Letter providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder (collectively, “Section 409A”), references to the Executive’s termination of employment (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.
b.Termination. Any termination of this Offer Letter prior to the Effective Date or of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by a written Notice of Termination to the other party hereto in accordance with the requirements of this Offer Letter. For purposes of this Offer Letter, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Offer Letter relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. Termination of the Executive’s employment shall take effect on the Date of Termination.
c.Resignation of All Other Positions. Upon termination of the Executive's employment for any reason, the Executive shall, unless otherwise requested, offer to resign from all positions that the Executive holds as an officer or member of the Company’s Board (or a committee thereof) and as an officer or member of the board of directors (or a committee thereof) of any Company subsidiaries or affiliates.
7.Compensation Upon Termination.
a.The Executive shall be a participant in the Severance Plan. The Executive’s entitlement to severance or other compensation upon termination, if any, shall be governed solely by the Severance Plan, and the Executive shall not be entitled to any severance payments or separation benefits except as provided for in the Severance Plan, including, but not limited to, the requirement to execute and not revoke a release of claims as a condition of receiving any severance payments or separation benefits.
b.Section 409A. To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Offer Letter, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Executive and the Company, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 7(b).
8.Confidentiality, Non-Competition, and Non-Solicitation Agreement. In consideration of the employment and compensation terms set forth in this Offer Letter, the Executive agrees to execute and be bound by the terms of the Company’s Confidentiality/Non-Competition/Non-Solicitation Agreement attached as Exhibit A.
Fortrea Inc.
8 Moore Drive
Durham, NC, 27709
United States of America
fortrea.com

9.Parachute Limitations. Notwithstanding anything herein or in the Severance Plan to the contrary, in the event that the payments or distributions to be made by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Offer Letter, under some other plan, agreement, or arrangement, or otherwise) (a “Payment”) constitute “parachute payments” within the meaning of Section 280G of the Code, then the Payment to the Executive shall be reduced to $1 below the safe harbor limit (as described in Section 280G(b)(2)(A)(ii) of the Code) if said reduction in Payment would result in the Executive retaining a larger amount, on an after-tax basis, taking into account the excise and income taxes imposed on the payments and benefits.
10.Indemnification. The Company shall indemnify the Executive to the maximum extent that its officers, directors, and employees are entitled to indemnification pursuant to the Company’s certificate of incorporation, bylaws, and any indemnification agreements then in force, subject to applicable law. The Executive shall also be covered as an insured under any contract of directors and officers liability insurance to the same extent as such contract covers members of the Board. The Executive’s rights under this Section 10 shall survive any termination or expiration of this Offer Letter and any termination of the Executive’s employment for all periods thereafter during which the Executive may be subject to liability for any acts or omissions occurring during Executive’s employment or service as a member of the Board that is otherwise subject to indemnification and coverage under directors and officers liability insurance.
11.Professional Fees Incurred in Negotiating the Agreement. The Company shall pay or the Executive shall be reimbursed for the Executive’s reasonable professional fees and costs incurred in connection with this Offer Letter up to a maximum of $25,000. Any payment required under this Section 11 shall be made within 60 days following the Effective Date.
12.Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Offer Letter shall be in writing and shall be hand delivered; mailed by first-class registered or certified mail, return receipt requested, postage prepaid; or delivered by overnight air courier, addressed as follows:
If to the Company:
Fortrea Holdings Inc.
8 Moore Drive
Durham, NC 27709
Attention: General Counsel
With a copy to:
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street, Suite 2300
Raleigh, North Carolina 27601
Attention: Gerald F. Roach
Fortrea Inc.
8 Moore Drive
Durham, NC, 27709
United States of America
fortrea.com

If to Executive:
At the last address shown on the payroll records of the Company.
Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
13.Severability. The invalidity or unenforceability of any one or more provisions of this Offer Letter shall not affect the validity or enforceability of the other provisions of this Offer Letter, which shall remain in full force and effect.
14.Effect on Other Agreements; Inconsistency. This Offer Letter (including its Exhibits) and all other agreements identified hereunder constitute the entire Offer Letter between the parties respecting the employment of the Executive and supersedes all prior and contemporaneous understandings, offer letters, representations and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between this Offer Letter (and Exhibits) and any other plan, program, practice or agreement of the Company in which the Executive is a participant or a party, whether applicable on the Effective Date or at any time thereafter, this Offer Letter (and Exhibits) shall control unless, with the Executive’s prior written consent, such other plan, program or practice, or in such agreement with the Executive, specifically refers to this Offer Letter (or Exhibits) as not so controlling.
15.Assignment. The rights and obligations of the parties to this Offer Letter shall not be assignable or delegable, except that (a) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder, and (b) the rights and obligations of the Company hereunder shall be assignable and may be assumed by a successor entity in connection with (x) any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company, or similar transaction involving the Company or a successor entity or (y) the formation of a holding company or similar corporate reorganization approved by the Board. If the Company’s rights and obligations are assigned or assumed as provided in the preceding sentence, the term “Company” as used herein shall refer to such successor entity.
16.Binding Effect. Subject to any provisions hereof restricting assignment, this Offer Letter shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, and permitted successors and assigns.
Fortrea Inc.
8 Moore Drive
Durham, NC, 27709
United States of America
fortrea.com

17.Amendment; Waiver. This Offer Letter shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Offer Letter, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Offer Letter or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
18.Headings. Section and subsection headings contained in this Offer Letter are inserted for convenience of reference only, shall not be deemed to be a part of this Offer Letter for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
19.Governing Law: Jurisdiction and Venue. This Offer Letter, for all purposes, shall be construed in accordance with the laws of North Carolina without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Offer Letter shall be brought only in a state or federal court located in the state of North Carolina. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
20.Entire Agreement. This Offer Letter and the Severance Plan constitute the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein and in the Severance Plan. If any provisions of this Offer Letter conflict with the Severance Plan, this Offer Letter shall control.
21.Counterparts. This Offer Letter may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
22.Withholding. The Company may withhold from any benefit payment or any other payment or amount under this Offer Letter all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
23.Representations of the Executive. The Executive represents and warrants to the Company that (a) the Executive has furnished to the Company all agreements respecting any post-employment restrictions applicable to the Executive with Executive’s immediately preceding employer; and (b) there are no other agreements to which the Executive is a party that conflict with the Executive’s acceptance of employment with the Company or would be violated or breached by Executive’s acceptance of employment with the Company, including any non-solicitation, non-competition or other similar covenant or agreement. The Executive agrees that the Executive will perform Executive’s duties to the Company in a manner that complies with all such agreements.
(Signature Page Follows)
Fortrea Inc.
8 Moore Drive
Durham, NC, 27709
United States of America
fortrea.com

(Signature Page to Offer Letter)

Please sign below to confirm your acceptance of this Offer Letter.

Sincerely,
FORTREA HOLDINGS INC
By:	/s/ David Cooper
Name:	David Cooper
Title:	Chief Administrative Officer

Agreed and Accepted:
By:	/s/ Anshul Thakral
Name:	Anshul Thakral
Date:	June 11, 2025

cc:	Dr. Amrit Ray
Chair, Management Development and
Compensation Committee
Fortrea Inc.
8 Moore Drive
Durham, NC, 27709
United States of America
fortrea.com